STOCK OPTION AGREEMENT
(Under 2002 Incentive Stock Option Plan)

THIS AGREEMENT made as of the ● day of ● 200__.

BETWEEN:

[NAME AND ADDRESS OF OPTIONEE]

(the “Optionee”)

AND:

CARDERO RESOURCE CORP., a body corporate having its office at Suite 1920 – 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2

(the “Company”)

WHEREAS:

A.

The common shares of the Company are listed on the Toronto Stock Exchange (the “TSX”) and the Company is subject to the regulatory jurisdictions of the TSX and the British Colombia, Alberta and Ontario Securities Commissions (the “Commissions”);

B.

In accordance with the Company’s 2002 Incentive Stock Option Plan (the “2002 Plan”), the Directors of the Company have authorized the granting of options to purchase shares in the capital stock of the Company to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees and Consultants of the Company and its Affiliates in order to provide an additional incentive to such persons to participate actively in the success of the Company; and

C.

This Agreement is made and entered into pursuant to and in accordance with the 2002 Plan.

NOW THEREFORE THIS AGREEMENT WITNESSES:

DEFINITION

1.

In this Agreement, all terms used herein and which are defined in the 2002 Plan will have the same meanings as assigned to them in the 2002 Plan.

GRANTING OF OPTION

2.

The Company hereby irrevocably grants to the Optionee a non-assignable, non-transferable option to purchase ● Shares (the “Option”) at a price of $● per Share (the “Option Price”).

EXERCISE OF OPTION

3.

The Option, or any part thereof, may be exercised by the Optionee at any time and from time to time, until and including ●, by notice in writing to the Company to that effect.  Any such notice given to the Company (an “Exercise Notice”) will specify the number of Shares with respect to which the Option is then being exercised and will be accompanied by a certified cheque, bank draft or money order in favour of the Company in full payment of the Option Price for the number of Shares then being purchased.

DELIVERY OF SHARE CERTIFICATE

4.

The Company will, within three (3) business days after receipt of an Exercise Notice, deliver to the Optionee a certificate representing the number of Shares with respect to which the Option was exercised and issued as of the date of the Exercise Notice.

5.

An Exercise Notice will be deemed to have been given, if delivered, on the date of delivery, or if mailed, on the second (2nd) day after the date of mailing in any post office in Canada.  A mailed Exercise Notice will be sent by prepaid registered mail addressed to the Company at its head office from time to time.

OPTION ONLY

6.

Nothing herein contained or done pursuant hereto will obligate the Optionee to purchase and/or pay for any Shares, except those Shares in respect of which the Optionee has exercised all or any part of the Option granted hereunder.

7.

The Optionee will not have any rights whatsoever as a member of the Company or the holder of any of the Shares optioned hereunder other than in respect of optioned Shares for which the Optionee has exercised all or any part of the Option granted hereunder and which have been taken up and paid for in full.

INCORPORATION OF TERMS AND CONDITIONS OF PLAN

8.

The Option has been granted in accordance with and subject to the terms and conditions of the 2002 Plan, all of which are incorporated herein by reference as fully as if each and every such term and condition were set forth in this agreement seratim.

TIME OF THE ESSENCE

9.

Time is and will be of the essence of this agreement.

SUCCESSORS

10.

This agreement will enure to the benefit of and be binding upon the heirs, executors and administrators of the Optionee and the successors and assigns of the Company.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as of the day and year first above written.

SIGNED, SEALED and DELIVERED by [NAME OF OPTIONEE] in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) )	[NAME OF OPTIONEE]
The Corporate Seal of CARDERO RESOURCE CORP. was hereunto affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) ) )	c/s